EXHIBIT 99


                 WOLOHAN LUMBER ANNOUNCES COMPANY RESTRUCTURE


SAGINAW, Mich., November 12 --- Wolohan Lumber Co. (Nasdaq: NNM:WLHN) today announced certain restructuring steps. These actions will include divestiture of three Wisconsin and three Illinois locations, closure and redeployment of assets at five store locations in Illinois, consolidation of two stores into one location in the Flint, Michigan market, and a reduction in corporate office administrative staff. The Company also closed one location in Indiana in October, 1998.

"The redeployment of these assets will allow us to focus on our core businesses and accelerate attainment of our strategic objectives," said James
L. Wolohan, President and Chief Executive Officer. "The Company has a strong balance sheet, with a very low debt ratio. Liquidation of these assets will also provide additional financial capacity to acquire other operations which fit our strategic focus, similar to Central Michigan Lumber Co., acquired on June 29, 1998, and a solid profit contributor in the third quarter of 1998," Mr. Wolohan noted. "Future acquisitions will be concentrated in the three-state region of Michigan, Ohio, and Indiana, and are expected to include the addition of value-added operations such as truss and panel plants, door-assembly facilities, and specialized delivery capabilities, all of which support our strategic focus," said Mr. Wolohan.

Wolohan Lumber Co. uses a strategic profit model to evaluate operating performance. The stores to be liquidated do not meet the strategic and financial expectations. Accordingly, the Company believes that redeployment of these assets will help achieve performance goals sooner.

The Company's fourth quarter results will include the financial impact of asset liquidations, inventory adjustments, and the accrual of future fixed costs and liabilities associated with the restructuring. The estimated pre-tax net charge is $3.1 million (29 cents per share). (This release includes forward-looking statements based on current management expectations and estimates. Factors that could cause adjustments in actual results from the expectations and estimates include general economic conditions, particularly those affecting the building industry, and additional factors described in the Company's reports filed with the Securities and Exchange Commission.)

After giving effect to the store redeployment, the Company will have 50 operating units under the names of Wolohan Lumber Co. and Central Michigan Lumber Co.

CONTACT:  David G. Honaman - C.F.O.
          Edward J. Dean - Corp. Controller
          John A. Sieggreen - V.P. - Operations
          (517) 793-4532

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